As filed with the Securities and Exchange Commission on February 15, 2013

Registration No. 333-134410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YM BIOSCIENCES INC.

(Exact Name of Registrant as Specified in its Charter)

Nova Scotia, Canada	Suite 400, Building 11, 5045 Orbitor Drive Mississauga, Ontario, Canada L4W 4Y4	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

YM BioSciences Inc. Amended and Restated Option Plan 2005

(Full Title of the Plan)

Brett A. Pletcher, Esq.

Senior Vice President and General Counsel

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

(650) 574-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Denny Kwon

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street, Spear Tower

Suite 3300

San Francisco, CA 94105

(415) 947-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On May 23, 2006, YM BioSciences Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-134410 (the “Registration Statement”), for the sale of 7,000,000 shares of the common shares, without nominal or par value (the “Common Shares”), of the Registrant under the Registrant’s Amended and Restated Stock Option Plan 2005.

On February 9, 2013,Gilead Sciences, Inc., a Delaware corporation (“Gilead”) completed its acquisition of the Registrant pursuant to an Arrangement Agreement, dated as of December 12, 2012, among Gilead, 3268218 Nova Scotia Limited, a company incorporated under the laws of Nova Scotia and wholly-owned subsidiary of Gilead, and the Registrant.

As a result of the consummation of the acquisition, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Registrant Securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Registrant Securities registered under the Registration Statement which remain unsold as of the effective time of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, State of California, on the 15th day of February, 2013.

YM BIOSCIENCES INC.

By:	/s/ Brett A. Pletcher
Name:	Brett A. Pletcher
Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date listed below.

SIGNATURE	TITLE	DATE

/s/ Brett A. Pletcher	President, Secretary and Director	February 15, 2013
Brett A. Pletcher	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ John F. Milligan, Ph.D.	Director	February 15, 2013
John F. Milligan, Ph.D.

/s/ Robin L. Washington	Director	February 15, 2013
Robin L. Washington

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment No. 1 to Form S-8, solely in the capacity of the duly authorized representative of YM BioSciences Inc. in the United States, on February 15, 2013.

YM BioSciences U.S. Inc.

By:	/s/ Brett A. Pletcher
Name:	Brett A. Pletcher
Title:	Chief Executive Officer